EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
North American Oil & Gas Corp.
Ventura, California

We consent to the use in the Registration Statement on Form S-1 of North American Oil & Gas Corp. of our report dated March 28, 2013, with respect to the consolidated financial statements of North American Oil & Gas Corp. as of and for the year ended December 31, 2012, and to the reference to our firm under the caption “Experts” in the Registration Statement on this Form S-1.

Golden, Colorado
April 8, 2014

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440 Indiana St., Ste. 200  | Golden, CO 80401-5021  | TF 877.882.7929  | T 303.986.2454  | F 303.980.5029 | EOE